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EXHIBIT 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 26, 2004. All subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company	Colorado
Coors Distributing Company	Colorado
Coors Worldwide, Inc.	Colorado
Coors Brewers Limited	England
Coors Japan Company, Inc.	Japan and Delaware
Coors Global Properties, Inc.	Colorado
Molson Coors Canada, Inc. (formerly Coors Canada, Inc.)	Canada

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MOLSON COORS BREWING COMPANY AND SUBSIDIARIES SUBSIDIARIES OF THE REGISTRANT